UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT  NO.  1  TO
                                   FORM 10-SB

                        GENERAL FORM FOR REGISTRATION OF
                      SECURITIES OF SMALL BUSINESS ISSUERS
        UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                              SNOCONE SYSTEMS INC.
                ---------------------------------------------
                (Name of small business issuer in its charter)

                              Nevada                     98-0360989
                            ----------                  -------------
                        (State  or  other            (I.R.S.  Employer
                         jurisdiction  of
                         incorporation  or          Identification  No.)
                           organization)

               28073 Harbour Centre, 555 West Hastings Street, V6B 5L8 Vancouver, B.C
               ----------------------------------------------------   --------
               (Address  of  principle  executive  offices)        (Zip  Code)

Issuer's  telephone  number:        (604)  681-7806
                                    ---------------

Securities  to  be  registered  under  Section  12(b)  of  the  Act:  None.

Securities  to  be  registered  under  Section  12(g)  of  the  Act:

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                                (Title of class)

--------------------------------------------------------------------------------
                                (Title of class)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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This amendment  is  being filed to adjust the facing page of  this  registration statement on Form 10-SB.



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                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        SNOCONE SYSTEMS INC.


Date:    January 25,  2002                         By:         /s/ Mona Remedios
      -------------------                                      -----------------
                                                           Name:  Mona  Remedios
                                                                  --------------
                                            Title:    President,  Secretary  and
                                                      --------------------------
                                                                       Treasurer
                                                                       ---------



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